EXHIBIT 10.23

                               HARRIS CORPORATION

                           SOFTWARE LICENSE AGREEMENT

This Agreement entered into as of the 31st day of July, 1984 by and between Consilium Associates, Inc. having an office at 2479 E. Bayshore Road, Suite 700, Palo Alto, California 94303, (hereinafter "Licensor") and Harris Corporation, having an office at P.O. Box 883, Melbourne, Florida, 32901, (hereinafter "Licensee").

WHEREAS, the Licensor has developed, and is owner of the right, title and interest in a certain computer program and is desirous of licensing such computer program to others; and

WHEREAS, Licensee is desirous of obtaining a license for the installation and the use of said computer program at a selected computer cluster for providing computer processing locally at the computer cluster and remotely through the use of computer terminals.

NOW, THEREFORE, it is agreed as follows:

1. Annexes

The Annexes to this Agreement, all of which form an integral part of this Agreement, are as follows:

      a.    Annex A - Description of the Licensed Program

      b.    Annex B - List of Documentation and Software

      c.    Annex C - Specifications for Licensed Programs

      d.    Annex D - Installation and Training

      e.    Annex E - Maintenance and Enhancement

      f.    Annex F - Modification to Licensed Program

      g.    Annex G - Acceptance Test Program

2. Licensed Program

The computer program of Licensor called COMETS as further described in Annex A is to be licensed hereunder (hereinafter called `Licensed Program').

3. Documentation and Software

The list of documentation software, i.e. human readable information, for the Licensed Program set forth In Annex B (hereinafter called "Licensed Software") is to be delivered by Licensor at no cost to Licensee.

4. Program Specifications

The specifications for the Licensed Program (hereinafter called `Program Specifications') are set forth in Annex C.

5. License

Licensor agrees to grant, and hereby grants, to Licensee a non-exclusive, perpetual, license to use the Licensed Program in computer clusters of Licensee. Computer cluster No. 1 to be located at Digital Products Division, Melbourne, Florida. Computer cluster No. 2 to be located at Melbourne, Florida and used by the Analog and Custom Integrated Circuits Divisions of Harris Corporation. Computer Clusters No. 3 and No. 4 locations to be determined prior to delivery.

A Computer Cluster is defined as one or more Digital Equipment Corporation (`DEC') VAX 780 or 785 mini-computers or other identified VAX family computers operating together in one location through the use of a network. In the event the above identified computers are replaced by another DEC computer or any third party equipment fulfilling the same function, such networked combination of equipment will be deemed a Computer Cluster. Licensee may access a Computer Cluster by remote terminals without affecting the number of Computer Clusters.

If Licensee discontinues use of the Licensed Program on Computer Cluster No. 2 through the merger of Clusters Nos. 1 and 2, Licensee may continue the use of Computer Cluster No. 2 at another location upon payment to Licensor of $100,000.

6. Delivery of Licensed Program

The first Licensed Program shall be delivered within sixty (60) days after execution of this Agreement. All other Licensed Programs will be delivered within thirty (30) days after receipt of order by Licensor. The above mentioned period of time for the delivery of the Licensed Program shall not apply due to events and conditions beyond Licensor's control. All shipping and freight charges shall be paid by Licensor.

7. License Fee

      a. The license fee for the license ran d hereunder is one million two hundred thirty-one thousand five hundred ($1,231,500.00) for four
            (4) copies of the Licensed Program adjusted by changes due to modular configuration of each copy of the Licensed Program.

      b. The license fees referred to above do not include any amount for sales, use, excise, or similar taxes which may be imposed by Federal, State or local governments. If any such taxes (other than taxes imposed upon Licensor's net income or taxes imposed for Licensor's personal property) are found at any time to be required, they will be paid by Licensee as an additional charge.

8. Payment Schedule

The license fee shall be payable in accordance with the following schedule:

      a. Twenty percent (20%) being two hundred forty-six thousand and three hundred dollars ($246,300)

      b. Twenty percent (20%) upon acceptance of the first (1st) copy the Licensed Program; and

      c.    Twenty percent (20%) upon delivery of each additional Licensed
            Program.

All Licensed Programs must be scheduled for delivery within two (2) years after the effective date of this Agreement.

9. Retroactive Pricing

In the event Licensee does not purchase all four (4) copies of the Licensed Programs within two (2) years of the effective date of this Agreement, Licensee shall pay Licensor the difference between payments previously made by Licensee and:

            If 1 copy delivered                    $ 550,000
            If 2 copies delivered                    935,000
            If 3 copies delivered                  1,210,000

10. Discount Structure

Purchase of Cluster No. 5 and thereafter or any additional modules purchased independently will be priced at a discount of twenty percent (20%) from the standard discounted price list of Licensor as then in effect except for modules that Consilium Associates OEM's. All discounts will be based on the cumulative level of systems of Licensed Programs purchased since the effective date of this Agreement.

11. Hardware Interface

Licensor and Licensee agree that, after an exhaustive study, Licensee has chosen Licensor's Licensed Program to provide a computer aided manufacturing system for its semiconductor facilities. Implicit in that choice is the operation of the Licensed Program on computer equipment manufactured by Digital Equipment Corporation. Without accepting the responsibility for the performance, manufacture or maintenance of that equipment, Licensor accepts the responsibility for the ongoing operation of the equipment and Licensed Program as a system, and within the bounds set by the terms and conditions herein accepts the obligation of maintaining that system.

12. Completed Installation

For the purpose of this Agreement, "Complete Installation" of the program shall constitute:

      a.    The delivery of the Licensed Program to Licensee;

      b.    Installation of the Licensed Program on Computer Cluster No. 1; and

      c. Completion of the mutually acceptable performance tests for the Licensed Programs set forth in Annex G, which tests are to include data provided by Licensee with predetermined results which have been mutually agreed upon to represent a reasonable measurement of the Licensed Program capabilities. Acceptance of Computer Cluster No. 1 shall be completed within thirty (30) days.

If the Licensed Program is unable to pass the acceptance test, Licensee has the option of giving Licensor written notice within thirty (30) days thereafter to terminate its license to such Licensed Program. In such event all payments previously made by Licensee to Licensor in respect of such Licensed Program shall be refunded by Licensor to Licensee, and Licensee shall have no obligation to make any further payments, and the Licensed Program shall be returned by Licensee to Licensor pursuant to Paragraph 16(c); or Licensee may elect to extend the acceptance period to give Licensor additional opportunity to correct the nonconformance; or both parties may mutually negotiate an adjustment to the price.

13. Limited Warranty

If, at any time within twelve (12) months from the date of Complete Installation, the Licensed Program is considered by Licensee not to be in conformance with the Program Specifications, Licensee shall promptly notify Licensor in writing of such alleged nonconformance, and Licensor shall, within thirty (30) days of receipt of such written notification, correct such deficiency at no cost to Licensee or begin corrective action and diligently pursue the same to completion.

Under no circumstances shall Licensor be responsible for changes made to the Licensed Program by Licensee unless such changes were reviewed and approved in writing by Licensor. If it is determined that a deficiency is due to changes made by Licensee in the Licensed Program not approved by Licensor, time and expense associated with the correction of the deficiency by Licensor shall be billable by Licensor at its then current rates.

During this warranty period, Licensor shall provide, at no added cost to Licensee, all changes, improvements, modifications, enhancements, and otherwise maintain the Licensed Program in the same manner and to the same extent as provided in the maintenance contract attached hereto as Annex E.

THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED, TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14. Confidentiality

The Licensed Programs, Documentation and Software are and remain at all times the property of Licensor. Licensee recognizes that the Licensed Programs, Documentation and Software constitute confidential information of Licensor. Licensee shall not provide, or otherwise make available, any Licensed Programs, Documentation or Software to any third party without prior written consent from Licensor. However, it is understood that this requirement for confidentiality does not apply to:

      a.    Any information that is presently in the public domain, or

      b. Any information in the future that becomes public without breach of this Agreement, or

      c. Any information that is received by Licensee from a third party without a similar restriction and without breach of this Agreement, or

      d. Any information that is already known by Licensee prior to the receipt of the Licensed Program, Documentation or Software or

      e. Any information that is in the future independently developed by Licensee without the use of the Licensed Programs, Documentation and Software.

The requirement of confidentiality shall extend for a period of seven (7) years after the termination of this Agreement.

Licensee shall use its reasonable efforts to keep the Licensed Programs, Documentation and Software confidential including having Licensee's employees execute Licensee's standard employee agreement. Notwithstanding the above, Licensee shall not be liable for, nor shall this Licensee be terminated for, an inadvertent disclosure, or improper use of, the Licensed Program, Documentation and Software provided that (1) the same degree of care is used in safeguarding the Licensed Program as is used by Licensee for safeguarding its own information of like importance and (2) upon discovery of such Inadvertent disclosure or use Licensee endeavors to prevent any further inadvertent disclosure or use.

15. Permission to Copy Licensed Programs and Documentation and Software

The Licensee shall not copy, in whole or in part, any portion of the Licensed Programs, Documentation and Software except for Licensee's needs for training, using, maintaining and modifying the Licensed Programs. The original and any copies of the Licensed Programs, Software and Documentation, in whole or in part, shall be the property of the Licensor. The Licensee shall keep no more than three (3) copies and the original of the Licensed Programs and the Documentation and Software at the computer cluster of installation. Harris agrees to affix to each and every copy of the Licensed Programs, Documentation and Software the Consilium proprietary notices affixed to the original materials delivered to Harris.

16. Installation and Training

Licensor shall install the Licensed Program. Licensor shall provide up to twenty-five (25) days of training as part of the installation of Computer Cluster No. 1. Any additional installation and training shall be charged at six hundred dollars ($600) per day and provided by Licensor as set forth in Annex D or otherwise requested by Licensee.

17. Maintenance and Enhancement

Maintenance shall be provided by Licensor in accordance with the Agreement attached hereto as Annex E. The first year of maintenance is provided at no charge in fulfillment of Licensor's warranty hereunder. The second year of maintenance shall be provided for each site by Licensor for a sum equal to ten percent (10%) of the undiscounted, published license fee at the time of execution of this Agreement. Thereafter for each additional year of maintenance, Licensee shall pay Licensor the previous year's maintenance fee increased by the amount of increase, if any, of the Index of Average Weekly Earnings for computer and data processing services, all cities, (as published by the U.S. Department of Labor) for the month of the commencement of the annual maintenance period, over the value of said index for the month of commencement of the annual maintenance period for the previous year. In the event the computer and data processing services portion of the Index of Average Weekly Earnings or the Index itself is discontinued by the Department of Labor, Licensor and Licensee agree to the substitution herein of any substitute Index published by the Department of Labor. In the event no such substitute is published, Licensor and Licensee shall agree in a mutually acceptable alternative Index.

18. Modifications

Licensee has the right, at its own discretion, to modify the Licensed Program, however, Licensor shall not be responsible for any such modification unless such modifications were received and approved by Licensor. Licensor shall provide one copy of source code with each copy of the Licensed Programs. All modifications of the Licensed Program remain subject to the terms and conditions of this Agreement. Licensor shall have the right to sublicense any such modification by Licensee under reasonable terms and conditions and at a royalty rate to be negotiated.

19. Indemnification

Licensor warrants that Licensor has full right to license the use of the Licensed Program to Licensee. Licensor hereby agrees to indemnify Licensee, and undertakes to hold Licensee harmless, from any claims, suits, losses, attorneys' fees and damages arising out of any claim that the use of the Licensed Program by Licensee infringes any U.S. Patent, copyright or trademark, provided, however, that prompt notice is given to Licensor of any such claim of suit; and provided further, that Licensor shall have the opportunity to control the defense and/or settlement of such claim with the reasonable cooperation of Licensee.

20. Termination

      a. This Agreement and any license granted hereunder may be terminated as follows:

            i. By Licensee for nonconformance of the Licensed Program to the Program specifications pursuant to Paragraph 10, or

            ii. By either party by notice in writing, provided the basis for such termination is a material failure by the other party to perform its responsibilities and obligations under this Agreement.

      b. Termination of this Agreement for reasons of a material failure by either party as described above in subparagraph 17(a)(ii) will be made in accordance with the following provisions:

            i. The party alleging the material failure must submit the facts of the alleged material failure In writing and in full detail to the other party.

            ii. The party whose material failure is alleged shall be allowed sixty (60) days after such written notice is given in which to take steps to correct the material failure or otherwise satisfy the complaining party.

            iii. If at the end of such sixty (60) day period the complaining party is not satisfied that the material failure has been corrected and that performance is proceeding as promised, and assuming the uncured material failure did, in fact, exist as described, termination without liability on the part of the terminating party will be effective on the sixty-first (61st) day after such notification.

      c. In the case of termination of this Agreement, Licensee may, at its discretion, continue to use the Licensed Program and Licensed Software for a period of not more than four (4) months after the effective date of termination thereof. This right to continue use of the Licensed Program is granted by Licensor to permit Licensee to continue its on-going business with a minimum of interruption while in the process of converting to another means of satisfying such requirements, and is not to be construed as an authorization or acceptance on the part of either party of the other's material failure or non-conformance or a waiver, in whole or in part, by either party of any claim for damages. Thereafter, Licensee shall deliver to Licensor the Licensed Program, and all software documentation and any copies thereof or destroy the Licensed Program and copies thereof and certify, in writing, such destruction by an officer of Licensee thereby terminating the obligations of confidentiality.

21. Jurisdiction

It is the intention of the parties hereto that this Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Florida.

22. Entire Agreement Modification

This Agreement states the entire agreement between the parties hereto with respect to the subject matter hereof, and all prior and contemporaneous understandings, representations and agreements are merged herein or superseded hereby. No alteration, modification, release, or waiver, of this Agreement or any of the provisions hereof shall be effective unless in writing, executed by the parties hereto.

23. Construction

Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

24. Relationship of the Parties

Each party will be and act as an independent contractor and not as agent or partner of, or joint venturer with, the other party for any purpose, the relationship of the parties being solely that of Licensor and Licensee and neither party by virtue of this Agreement shall have any right, power, or authority to act or create any obligation, express or implied, on behalf of the other party. Except as otherwise provided herein or as may hereafter be established by an agreement in writing executed by authorized representatives of the parties, all expenses incurred by authorized representatives of the parties, shall be borne by the party incurring the expense.

25. Non-Waiver Default

Licensee's or Licensor's failure to insist upon the performance of any of the terms, convenants or conditions of this Agreement or to exercise any rights or remedies hereunder shall not be construed as a waiver or relinquishment of the future performance of any such right or remedy unless otherwise provided for herein.

26. Notices

Notices for all purposes under this Agreement shall be sent by registered or certified mail and such notices shall be deemed to have been properly served upon proof of posting by registered or certified mall and are deemed to be received five (5) days after posting. Notice shall be mailed in the case of Licensee to:

       Harris Corporation, Semiconductor Sector
       P.O. Box 883
       Melbourne, Florida 32901
       Attention:

or in the case of Licensor to:

       Consilium Associates Inc.
       2479 E. Bayshore Road
       Suite 700
       Palo Alto, California  94303

27. Successors

All covenants, stipulations and promises in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Except as otherwise provided, neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the written consent of the other party; provided, however, that except as otherwise provided, a successor in interest by merger, by operation of law, assignment, purchase, or otherwise of the entire business of either party, shall acquire all interest of such party hereunder, without the necessity of obtaining prior written consent.

28. Force Majeure

Neither Licensor nor Licensee shall be liable for any delay or default in performance of all or any part of this Agreement, if such delay or default is caused by conditions beyond its control, including but not limited to: acts of the elements, fires, floods or other casualties, accidents, strikes, work, stoppages, inability to obtain equipment, materials, skilled labor or compatible technology, transportation difficulties, U.S. Governmental interference, regulation or restriction; and continuing domestic or international `problems such as war, riot, insurrection, revolution, acts of the public enemy, sabotage, government instability, or change In government without the benefit of constitution. In such an event, the party claiming excuse from performance shall notify the other party within five (5) business days of the occurrence, and the time for performance shall be extended for the length of any delay.

29. Employment

Licensor and Licensee mutually agree to refrain from soliciting those employees of the other who possess key knowledge of a proprietary nature regarding the Licensed Programs or supporting software until twelve (12) months have elapsed following either:

      a.    Termination of this Agreement, or

      b.    Termination of employment with the other party.

30. Export Licensing

Licensor and Licensee acknowledge that the laws and regulations of the United States restrict the export and re-export of the commodities and technical data of United States origin, including the Licensed Programs and Documentation ("hereinafter Technical Data"). Licensee represents that it will not export or re-export any of the Technical Data in any form without the appropriate licenses of the United States Government. Licensee warrants that the Technical Data will not be shipped directly or indirectly to Afghanistan or any country listed in the Country Groups P, Q, S, W, Y or Z now or hereafter specified in Supplement No. 1 Section 370 of the Export Administration Regulations. Licensee further warrants that the Technical Data shall not be exported or re-exported to the Republic of South Africa or Namibia, if it is to be used for or delivered to military or police entities or is for use in servicing equipment owned, controlled or used by such entities. All such Technical Data that is exported or re-exported to the Republic of South Africa or Namibia shall be accompanied by a written notice to the consignee that the data or its direct products may not be sold or otherwise made available directly or indirectly to the military or police entities in these destinations. Licensee further agrees that in the event any such export includes all or any portion of the Licensed Program source code, Licensee shall notify Licensor in writing thirty (30) days prior to any such export.

31. Damages

Licensor shall not be liable for any incidental, consequential or special damages, including lost profit due to systems failure.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized authorized representatives.

                                             Licensee

Attest                                       Harris Corporation

By: /s/ H.E. Rothman                         By: [illegible]
    ----------------                             -----------

Date: 8/29/84                                Title: Sr. V.P. Sector Executive
      -------                                       -------------------------

                                             Date: 8/29/84
                                                   -------

Attest                                       Licensor
                                             Consilium, Inc.

By: [illegible]                              By: /s/ Jonathan Golovin
    -----------                                  --------------------

Date: 7/31/84                                Title: President
      -------                                       ---------

                                             Date: 7/31/84
                                                   -------

                                     ANNEX A

                         Description of Licensed Program

                                 COMETS MODULES:

                        ADVANCED WIP TRACKING

                        SPECIFICATIONS

                        ENGINEERING DATA COLLECTION

                        RS1 STATISTICAL ANALYSIS

                        FACTORY COMMUNICATION

                        NON-LOT DATA COLLECTION

                        ACTIVITY PLANNER

                        FACILITY MONITORING

                        PROCESS AUTOMATION

                        STANDARD COST EXTRACT

                                     ANNEX B

                         List of Documents and Software

Licensor shall provide Licensee with the source code for the Licensed Program.

                                     ANNEX C

                             Program Specifications

Software will perform as represented by Licensor* when executed on Digital Equipment Corporation hardware configuration as follows:

       VAX  -     11/780 Processor

            -     8 MB MOS Memory

            -     DMF32 Com. Controllers

       RAB1 -     AA Disk Drives

       TEU  -     78 Tape Drives

      * The phrase "represented by Licensor" implies functional content of their software equal to or better than their proposal to Harris Semiconductor dated February 20, 1984, their system response time as measured on April 11, 1984, their proposals for custom real time control charts dated April 29, 1984, and any system descriptive language contained in Licensor supplied COMETS documentation and user manuals.

                                     ANNEX D

                            Installation and Training

Licensor shall provide up to twenty-five (25) days of direct assistance to be used by Licensee at its discretion for either installation assistance, or training of the Licensee's technical or clerical staff in the use of the Licensed Program. Licensee shall pay Licensor's reasonable travel and living expenses in providing such assistance. Licensee, at its option, can request Licensor to make the entire installation of the Licensed Program, or any portion thereof. Licensor shall charge Licensee for such installation on in excess of twenty-five (25) days assistance its standard hourly rates then in effect plus reasonable travel and living expenses.

                                     ANNEX E

                              MAINTENANCE AGREEMENT

THIS AGREEMENT is made by and between CONSILIUM ASSOCIATES, INC. having its principal place of business at Suite 700, 2470 E. Bayshore Road, Palo Alto, California 94303 (hereinafter referred to as "Consilium") and HARRIS CORPORATION acting through its Semiconductor Sector with a principal place of business at P.O. Box 883, Melbourne, Florida 32901 (hereinafter referred to as "Licensee").

      1. Term. The term of this Agreement shall commence on the effective date of this Agreement and shall extend for an initial period of twelve (12) months. This Agreement shall then automatically extend for renewal terms of twelve (12) months until terminated by either party upon sixty (60) days written notice prior to the end of any twelve (12) month term.

      2. Consilium Services. Consilium agrees for the charges stated herein and during the term of this Agreement, to furnish Licensee the following software product services for the Licensed Programs and Documentation as defined in Annex A of the Software License Agreement July 31, 1984 (the License Agreement):

                  (a) To correct, to the extent reasonably possible, any defects in the Licensed Programs which cause the Licensed Programs not to operate in accordance with the description of the Licensed Programs' function in the Documentation. If Consilium determines that such defects are due to errors in such description, Consilium shall issue corrections to the Documentation and shall not be required to alter the Licensed Programs.

                  (b) To use all possible speed to effect a remedy where such defects in the Licensed Programs affect the Licensee's day to day operations.

                  (c) To provide reasonable written and telephone consultation pertaining to operation and application of the Licensed Programs.

                  (d) To provide modifications and enhancements to the Licensed Programs which are designated by Consilium as "internal improvements". Such modifications and enhancements do not include new modules which Consilium designates as software products for which Consilium charges separately.

                  (e) To provide updates to the Documentation as available.

      3. Service Limitations. The following services are outside the scope of this Agreement:

                  (a) Service for Consilium Custom Programs or other products not set forth in "Annex E" of the License Agreement.

                  (b) Service for Licensed Programs which have been subject to unauthorized modification by Licensee.

                  (c) Service for Licensed Programs not maintained to the latest revision or to the revision prior to the latest revision.

                  (d) Service due to failure of computer hardware or equipment, or programs not covered by this Agreement; catastrophe, negligence of Licensee, operator error, or improper use of hardware or software; but such exclusion does not exclude Consilium's responsibility to maintain the Interface between the Licensed Programs and the computer hardware.

      4. Licensee Responsibilities.

                  (a) Licensee, in connection with the services to be furnished hereunder, shall be responsible for implementing, at Licensee's expense, Licensed Program corrections and Licensed Program enhancements furnished though delivery of updates.

                  (b) Licensee agrees to maintain the Licensed Program to the latest revision (or revision prior to latest revision) level and to incorporate all revisions, enhancements, updates and corrections to the Licensed Programs provided by Consilium. Licensee understands that its failure to incorporate Consilium Licensed Program updates will cause the Licensed Program. to be non-conforming and that subsequent Licensed Program updates may be unusable.

                  (c) Licensee acknowledges that all Licensed Programs, and changes, improvements or updates to the Licensed Programs provided by Consilium are subject to the conditions of the License Agreement and Licensee agrees to abide by those conditions.

      5. Charges.

                  (a) Maintenance shall be provided by Licensor in accordance with the Agreement attached hereto as Annex E. The first year of maintenance is provided at no charge in fulfillment of Licensor's warranty hereunder. The second year of maintenance shall be provided for each site by Licensor for a sum equal to ten percent (10%) of the undiscounted, published license fee at the time of execution of this Agreement. Thereafter for each additional year of maintenance, Licensee shall pay Licensor the previous years maintenance fee increased by the amount of increase, if any, of the Index of Average Weekly Earnings for computer and data processing services, all cities, (as published by the Department of Labor) for the month of the commencement of the annual maintenance period, over the value of said index for the month of commencement of the annual maintenance period for the previous year. In the event the computer and data processing services portion of the Index of Average Weekly Earnings or the Index itself is discontinued by the Department of Labor, Licensor and Licensee agree to the substitution herein of any substitute Index published by the Department of Labor. In the event no such substitute is published, Licensor and Licensee shall agree in a mutually acceptable alternative Index.

                  (b) When, at Licensee's request, Consilium provides on-site service or service where travel is required, Licensee agrees to pay actual travel, lodging and meal expenses reasonably incurred by Consilium.

                  (c) All charges under this Agreement shall be exclusive of any amount for sales, use, excise or similar taxes imposed by foreign, federal, state or local governments. If any such taxes (other than taxes imposed upon Consilium's net income or personal property) are levied at any time, Licensee agrees to pay such taxes and, when applicable, such taxes will appear as separate Items on Consilium invoices.

                  (d) Licensee agrees to pay for any data-related communications charges including telephone expenses, telex, air express service, and expenses for conversion to a storage medium other than magnetic tape for delivery.

      6. Designated Equipment Relocation. Consilium shall be under no obligation to furnish continued service under this Agreement if the Licensed Programs are moved from their location of initial installation or reinstallation without prior written notice to Consilium, or if Licensee is otherwise in breach of the License Agreement.

      7. Eligibility. A Licensed Program is eligible for inclusion under this Agreement immediately upon installation by Consilium or upon expiration of any Licensed Program warranty.

      8. Limitation of Liability. The total of Consilium's liabilities under or in connection with this Agreement (whether arising from contract or otherwise) is limited to the total amount of fees paid by Licensee under this Agreement. CONSILIUM SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, ARISING FROM ITS PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT.

      9. General.

                  (a) Assignment. Neither party shall assign or mortgage or pledge or in any other way part with or dispose of its interest in this Agreement in whole or in part to any third person other than a subsidiary, parent or affiliate of Licensee or the purchaser of substantially all the business being supported by the Licensed Programs without the prior written consent of the other.

                  (b) Entire Agreement. This Agreement represents the entire agreement between the parties, may only be amended by a written agreement signed by both parties, and supersedes all prior agreements and understandings with respect to the matters covered by this Agreement.

                  (c) Delays. Consilium is not responsible for failure to fulfill Its obligations under this Agreement due to causes beyond its control.

                  (d) Invalid Provisions. If any provision of this Agreement is declared to be Invalid under any applicable status or rule of law, the parties agree that such invalidity shall not affect the remaining portions of this Agreement.

                  (e) Waiver. The failure of either party to exercise any right or option that is granted herein or to require the performance of any term of this Agreement or the waiver by either party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such term or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

                  (f) Notice. Any notice required or permitted to be sent under this Agreement shall be delivered by hand, by cable, charges prepaid, or mailed by registered mail, postage prepaid, return receipt requested, to the addresses of the parties set forth above or to such other address as may be furnished in writing to the other party. Notice so sent shall be deemed effective on personal delivery or on the third day following the date sent.

                  (g) Prior Consent. Where reference is made to prior consent neither party shall unreasonably withhold or delay such consent from the other party.

                  (h) Third Parties. For the purposes of this Agreement third parties shall be deemed not to include employees of either party to this Agreement.

                  (i) Substantive Law. Any differences or disputes arising from the Agreement shall be settled in accordance with Section(s) _____________of the original Software License Agreement which shall be deemed to be incorporated herein.

                  (j) Effective Date. The effective date of this Agreement is July 31, 1984.

IN WITNESS WHEREOF, this Maintenance Agreement has been executed and delivered to be effective as of the date written above.

                                      CONSILIUM:

                                      CONSILIUM ASSOCIATES, INC.

                                      BY:       /s/ Jonathan Golovin
                                          --------------------------------------
                                      TITLE:    President
                                             -----------------------------------
                                      DATE:     7/31/84
                                            ------------------------------------

                                      LICENSEE:

                                      HARRIS CORPORATION
                                      Semiconductor Sector

                                      BY:             illegible
                                          --------------------------------------
                                                      Senior Vice President

                                      TITLE:          Sector Executive
                                             -----------------------------------

                                      DATE:           8/29/84
                                            ------------------------------------

                                     ANNEX F

                                  Modifications

Licensor shall modify the Licensed Program as set forth below. Such modifications shall be made for the sum of _____________________ dollars ($ ). The Licensed Program, as modified, shall be delivered with in ______________ ( ) days after the execution of this Agreement.

After Complete Installation of the Licensed Program, modifications to the Licensed Program made by Licensor pursuant to a request by Licensee shall be made at Licensor's standard hourly rate then in effect, plus reasonable travel expenses and living expenses. Licensor shall respond to any written request of Licensee for modifications to the Licensed Program within thirty (30) days after receipt thereof indicating whether Licensor shall provide such modification, and a timetable for implementing the modifications if Licensor agrees to provide the same. Licensor shall invoice Licensee each thirty (30) days for services performed pursuant to such modifications and Licensee agrees to pay for such services within forty-five (45) days of receipt of invoice provided installation is Complete pursuant to Paragraph 9.

                                     ESCROW

Licensor agrees to maintain a current copy of source code for Licensed Program with an escrow agent whose name and address is:

and the escrow agent shall provide the source code to Licensee under any of the following conditions and in accordance with the attached escrow agreement.

At the Licensee's option, source code for the Licensed Program is to be made available to Licensee at no cost for Licensee's use in the event that:

      i. Licensor voluntarily or involuntarily goes into bankruptcy, becomes bankrupt, goes into receivership, makes an assignment for the benefit of creditors or otherwise ceases to conduct business;

      ii. Licensor decides not to maintain the Licensed Programs; or Licensor defaults in providing maintenance by:

            1. Failing to provide a consultant at Licensee's site for corrections of problems for more than seven (7) days beyond the required time as set forth in Paragraph 10 and thereafter in the maintenance agreement, provided the problem was in the Licensed Program, or

            2. Failing to adhere to the procedures and time provisions therein of Paragraph 10 and thereafter in the maintenance agreement for corrections of problems 4 times in a 3 month period or 6 times in any 12 month interval, provided that the problems were in the Licensed Programs.

                                   Schedule A

Computer Installation
Manufacturer and Model________________________Operating System__________________

CPU Serial Number__________________________Location_____________________________

                            Software Products Product

      Product                                         Fee
      -------                                         ---

Engineering Data Analysis (RS/1)                  $15,000.00

3rd site copy